Exhibit 99.1

NEWS RELEASE for May 11, 2010 at 4:00 PM EDT

Contact:	Allen & Caron Inc	Gail M. Sasaki
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS FIRST QUARTER RESULTS

Year-over-Year Revenues Nearly Triples; Margins Increase; Balance Sheet Strengthened by Offering Proceeds

IRVINE, CA (May 11, 2010) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the first quarter ended April 3, 2010.

Revenues for the first quarter ended April 3, 2010, were $7.9 million, up 265 percent from revenues of $2.2 million for the first quarter ended April 4, 2009.  Sequentially, revenues improved 17.8 percent from the $6.7 million in revenues for the fourth quarter ended January 2, 2010.  Gross profit for the first quarter ended April 3, 2010, was $1.8 million, or 23.0 percent of revenues, compared to a gross loss of $537,000, or negative 24.8 percent of revenues for the first quarter ended April 4, 2009.

Net loss for the first quarter ended April 3, 2010, was $3.0 million, or $0.14 loss per share, compared to a net loss in the prior year period of $3.8 million, or $0.19 loss per share.  These results include stock-based compensation expense in the first quarter ended April 3, 2010, of $382,000 compared with $307,000 in the prior year period.

“We continue to make important strides toward commercialization of our two emerging proprietary memory platforms, HyperCloud™ and NetVault™.  We received our first commercial orders for NetVault in the period and we announced our first customer qualification for HyperCloud in April.  We believe we are in a strong position to continue this progress through the balance of 2010,” Chief Executive Officer C.K. Hong said.

The Company sold 4.6 million shares of common stock in a registered public offering in March 2010.  The shares were sold to the public at a per share price of $3.85.  The Company received net proceeds of $16.3 million, after underwriting discounts and commissions, and estimated expenses payable by the Company.

As of April 3, 2010, cash, cash equivalents, and investments in marketable securities were $26.4 million, total assets were $41.9 million, working capital was $27.5 million, total debt was $125,000, and stockholders’ equity was $33.0 million.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the first quarter ended April 3, 2010.  The dial-in number for the call is 1-877-941-1428.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for the server and high-performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, enhanced functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist was founded in 2000 and is headquartered in Irvine, California with manufacturing facilities in Suzhou, People’s Republic of China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, continuing development, qualification and volume production of NetVault™ and HyperCloud™; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 19, 2010, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	April 3,	April 4,
	2010	2009

Net sales	$7,890	$2,162
Cost of sales(1)	6,072	2,699
Gross profit (loss)	1,818	(537)
Operating expenses:
Research and development(1)	3,008	1,614
Selling, general and administrative(1)	2,570	1,935
Total operating expenses	5,578	3,549
Operating loss	(3,760)	(4,086)
Other income:
Interest income, net	1	82
Other income, net	67	175
Total other income, net	68	257
Loss before (benefit) provision for income taxes	(3,692)	(3,829)
(Benefit) provision for income taxes	(727)	18
Net loss	$(2,965)	$(3,847)
Net loss per common share:
Basic	$(0.14)	$(0.19)
Diluted	$(0.14)	$(0.19)
Weighted-average common shares outstanding:
Basic and diluted	20,688	19,855

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$10	$29
Research and development	46	58
Selling, general and administrative	326	220

MORE-MORE-MORE

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except par value)

	April 3,	January 2,
	2010	2010

ASSETS
Current assets:
Cash and cash equivalents	$19,237	$9,942
Investments in marketable securities	6,268	3,949
Accounts receivable, net	5,365	4,273
Inventories	3,929	2,232
Income taxes receivable	649	—
Prepaid expenses and other current assets	880	854
Total current assets	36,328	21,250

Property and equipment, net	4,409	4,779
Long-term investments in marketable securities	906	941
Other assets	218	221
Total assets	$41,861	$27,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,388	$4,057
Accrued payroll and related liabilities	1,758	2,332
Accrued expenses and other current liabilities	478	605
Accrued engineering charges	1,032	661
Current portion of long-term debt	101	108
Current portion of deferred gain on sale and leaseback transaction	79	108
Total current liabilities	8,836	7,871
Long-term debt, net of current portion	24	51
Total liabilities	8,860	7,922

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value - 90,000 shares authorized; 24,780 (2010) and 20,111 (2009) shares issued and outstanding	25	20
Additional paid-in capital	88,059	71,332
Accumulated deficit	(54,991)	(52,026)
Accumulated other comprehensive loss	(92)	(57)
Total stockholders’ equity	33,001	19,269
Total liabilities and stockholders’ equity	$41,861	$27,191

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